Exhibit 23.1

Consent of Independent Accountants

The Board of Directors

Allscripts Healthcare Solutions, Inc.

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-37238, No. 333-90129, No. 333-104416, No. 333-59212, No. 333-135282, No. 333-141600, No. 333-154775, No. 333-167846, No. 333-175053, No. 333-175819, No. 333-188902 and No. 333-196415) and Form S-3 (No. 333-188901) of Allscripts Healthcare Solutions, Inc. of our report dated April 8, 2016 on our audit of the financial statements of HealthMEDX, LLC as of and for the year ended December 31, 2015, which report appears in the Form 8‑K/A of Allscripts Healthcare Solutions, Inc. filed with the SEC on January 11, 2017.

Kansas City, Missouri

January 11, 2017